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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement on Form S-8 of H. J. Heinz Company related to the H. J. Heinz Company 1994 Stock Option Plan of our reports dated June 14, 1994, on our audits of the consolidated financial statements and financial statement schedules of H. J. Heinz Company and subsidiaries as of April 27, 1994 and April 28, 1993, and for the years ended April 27, 1994, April 28, 1993 and April 29, 1992, which reports are included or incorporated by reference in the Annual Report on Form 10-K of H. J. Heinz Company for the year ended April 27, 1994. We also consent to the reference to our firm as the Company's independent certified public accountants under the heading "Experts" in the Prospectus.

                                                        Coopers & Lybrand L.L.P.


Pittsburgh, Pennsylvania
October 5, 1994